EXHIBIT 99.1

For Immediate Release

Coast Distribution System Reports Earnings in Second Quarter 2009

MORGAN HILL, Calif., Aug. 14, 2009 — The Coast Distribution System, Inc. (NYSE Amex: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV), boat and outdoor recreation industries, reported its operating results for the second quarter and six months ended June 30, 2009.

Coast generated net earnings of $1.2 million, or $0.26 per diluted share, on net sales of $33.1 million for the second quarter of 2009. For the same period of 2008, Coast reported net earnings of $1.6 million, or $0.35 per diluted share, on net sales of $41.2 million.

“Despite some of the most difficult conditions in the recreational vehicle industry since the oil crisis and economic downturns of the 1970s, Coast was profitable in the second quarter and six month period,” said Coast’s Chief Executive Officer Jim Musbach. “We achieved this performance because of the proactive and aggressive steps we have taken to control costs since the beginning of the industry downturn. These painful but necessary steps included reducing staffing levels across multiple departments, as well as cutting salaries across the board.”

In the 2009 second quarter, Coast reduced selling, general and administrative (SG&A) expenses by $1.7 million, or 27.8 percent as compared to the 2008 second quarter. Coast also reduced its borrowings under its bank line of credit by $19.0 million, or 62.6 percent year-over-year and reduced inventory year-over-year by $16.9 million, or 40.6 percent. Because Coast’s current line of credit will be expiring in May 2010, borrowings under that credit line are classified as a current liability in the Company’s 2009 second quarter financial statements.

Net sales in the 2009 second quarter declined 19.6 percent year-over-year, a result management attributed to lower retail traffic at RV and marine dealerships. Industry associations for both the RV and boating industries reported double-digit declines in industry shipments for the first half of the year. The Recreational Vehicle Industry Association (RVIA) reported RV industry shipments were off 55.3 percent year-over-year in the first six months of 2009.

Musbach continued, “Though our primary markets remain very challenging, we have seen a slight uptick in recent demand, which may indicate our customers are restocking inventory in anticipation of the bottom of the industry slump. We do see this development as a positive sign, though we remain conservative and cautious in our approach.”

“We will continue to reduce costs wherever possible, and are actively working with our product suppliers and our bank lender to ensure we have the proper resources into the future,” said Musbach. “Since the beginning of the economic recession, everyone at Coast has worked very hard to tackle challenges aggressively by taking steps to improve our operations and effectively position ourselves for the future. We continue to seek additional market share through greater penetration of our Coast-branded and partnered distribution products. Because of these efficiency improvements and increased demand for our products, we believe Coast is well positioned to take advantage when the economy eventually rebounds.”

For the six-month period ended June 30, 2009, Coast reported net earnings of $274,000 or $0.06 per diluted share, on net sales of $56.3 million, compared with net earnings of $711,000, or $0.16 per diluted share, on net sales of $80.7 million in the same six-month period of 2008.

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North American’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 12,000 products from 500 manufacturers through 17 distribution

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centers located in the U.S. and Canada. Most of Coast’s 12,000 customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company on the NYSE Alternext exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and trends in our markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results in the future may differ significantly from the future financial performance expected at the current time. Our sales and operating results are affected by the volume of purchases and the usage by consumers of RVs and boats. As a result, we are subject to the risk that our sales and operating results will be adversely affected by any of the following conditions or circumstances: declines in discretionary income and loss of confidence among consumers regarding economic conditions, continued tightening in the availability of and increases in the cost of consumer credit, and increases in the costs of and shortages in the supply of gasoline, each of which can adversely affect the willingness and the ability of consumers to purchase and use RVs and boats and, therefore, can cause consumers to reduce their purchases of the products we sell. Additional risks include, but are not limited to, tightening in the availability and increases in the cost of business credit which can adversely affect the ability of our customers, such as RV and boating dealers and parts and accessories supply stores, to purchase the products we sell; unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions and the risk that, due to the tightening of business credit and adverse conditions in the RV and boating markets, we will be unable to obtain necessary bank borrowings for our business on favorable terms, if at all; increases in price competition within our markets that could reduce our margins and, therefore our earnings; our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and in Item 1A, entitled “Risk Factors,” in Part II of our Quarterly report on Form 10-Q for the second quarter ended June 30, 2009, which we have filed with the Securities and Exchange Commission, and readers of this news release are urged to review the discussions of those risks and uncertainties that are contained in those Reports.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2008 Annual Report and second quarter 2009 Quarterly Report, whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the American Stock Exchange.

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Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

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THE COAST DISTRIBUTION SYSTEM, INC.

Condensed Consolidated Statements of Earnings for the

Second Quarter and Six Months Ended June 30, 2009 & 2008

(In thousands, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$33,138	$41,217	$56,336	$80,685
Cost of sales(1)	26,510	32,391	45,385	63,947

Gross profit	6,628	8,826	10,951	16,738
Selling, general and administrative expenses	4,551	6,299	10,087	14,497

Operating income	2,077	2,527	864	2,241
Other income (expense)
Interest	(208)	(457)	(348)	(859)
Other	(206)	(139)	(129)	(288)

	(414)	(596)	(477)	(1,147)

Earnings before taxes	1,663	1,931	387	1,094
Income tax provision	501	370	113	383

Net earnings	$1,162	$1,561	$274	$711

Basic earnings per share	$0.26	$0.35	$0.06	$0.16

Diluted earnings per share	$0.26	$0.35	$0.06	$0.16

(1)	Includes distribution costs, such as freight and warehouse costs.

Condensed Consolidated Balance Sheet

	At June 30,
	2009	2008
	(In Thousands)
ASSETS
Cash	$2,614	$1,342
Accounts receivable	14,198	22,185
Inventories	24,706	41,587
Other current assets	3,205	3,208

Total Current Assets	44,723	68,322
Property, Plant & Equipment	2,528	3,176
Other Assets	2,540	1,277

Total Assets	$49,791	$72,775

LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable	$6,276	$5,727
Other current liabilities	14,674	3,677

Total Current Liabilities	20,950	9,404
Long term debt	51	30,700
Stockholders Equity	28,790	32,671

Total Liabilities and Stockholders’ Equity	$49,791	$72,775

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